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                                                                   EXHIBIT 10.17





                                       FSI

                           1998 ANNUAL INCENTIVE PLAN



1.       PURPOSE

         The purpose of the FSI 1998 Annual Incentive Plan is to attract, motivate and retain employees who play significant roles in the attainment of annual corporate and divisional Performance Targets.

2.       DESCRIPTION

         The Plan provides for cash awards if FSI and/or its operating divisions meet or exceed pre-established Performance Targets, and also for awards based on an individual's performance so long as the Company and/or the Division's financial performance meets or exceeds a pre-established Performance Target.

3.       DEFINITIONS

         When used in the Plan these words and phrases shall have these meanings:

                  "Annual Base Earnings": a Eligible Employee's base salary or wages during the Company's 1998 fiscal year, exclusive of incentive, sales or discretionary bonuses, sales commissions or any other form of cash compensation and without regard to any deductions for taxes, or pretax deductions under the Company's benefit plans. The determination of Annual Base Earnings rests solely with the Company and its determination shall be final, binding and conclusive.

                  "Award":  a cash award granted under the Plan.

                  "Board": the Board of Directors of FSI or the Compensation Committee ("Compensation Committee") of the Board of Directors.

                  "Committee": a committee consisting of FSI's Chief Administrative Officer, Vice President, Human Resources, and Chief Operating Officer.

                  "Company": FSI International, Inc., its subsidiaries and their successors or assigns.

                  "Covered Position": a position with the Company which is eligible for participation in the Plan; typically within Salary Band Levels 80, 90, 100, or 110.

                  "Division": one or more of FSI's operating divisions, Chemical Management (which includes Applied Chemical Solution's results but excludes FSI CME results and FSI CME eliminations), Microlithography (which includes Semiconductor Systems, Inc.'s results) and Surface Conditioning.

                  "FSI":  FSI International, Inc. and its successors or assigns.



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                  "Goal": the level of financial performance established for the
         1998 fiscal year by the Committee or the Compensation Committee for the Company and each Division that meets the respective Company or Division's financial objectives for the 1998 fiscal year.

                  "Eligible Employee": a person who during the 1998 fiscal year was a regular full-time salaried employee of the Company and who, in the opinion of the Committee, is in a Covered Position.

                  "Maximum": the level of financial performance established by the Committee or the Compensation Committee that is 120% of the Goal for the Company or the respective Division.

                  "Performance Targets": the Threshold, Goal and Maximum financial Performance Targets established by the Committee or the Compensation Committee for the Company and each Division.

                  "Plan":  this 1998 Annual Incentive Plan.

                  "Threshold": the level of financial performance established by the Committee or the Compensation Committee that is 80% of Goal for the Company or the respective Division.

4.       PLAN ADMINISTRATION

         The Plan shall be administered by the Committee. The Committee shall have all necessary powers to administer and interpret the Plan, such powers to include adopting rules and regulations and determining eligibility for participation or Awards, and the amount of any Award. The Committee's interpretations of the Plan, the determination of any Awards, and all actions taken and determinations made by the Committee pursuant to the powers vested in it, shall be final, conclusive and binding on all parties.

5.       PLAN YEAR

         The Plan Year is the Company's 1998 fiscal year and the effective date of the Plan will be the first day of the 1998 fiscal year.

6.       PARTICIPATION

         Eligible Employees in the Plan shall be selected by the Committee or the Board from among the Company's employees based upon such criteria as the Committee may from time to time determine and is based upon whether the individual is in a Covered Position. Except for Eligible Employees who are subject to a non-compete pursuant to a Management Agreement with the Company, participation in the Plan is conditioned upon the employee's having entered into a non-compete, invention assignment and non-disclosure agreement, or an invention assignment and non-disclosure agreement with the Company, or its subsidiaries. Prior to or soon after the beginning of the Plan Year, Eligible Employees will be notified of their eligibility for participation in the Plan. ELIGIBILITY IN ANY ONE YEAR DOES NOT AUTOMATICALLY QUALIFY AN ELIGIBLE EMPLOYEE FOR FUTURE YEARS' PLANS.



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         Employees first hired or promoted into a Covered Position after the commencement of the Plan Year are eligible for participation in the Plan on a pro rata basis. An individual who transfers from one Covered Position to another within the same Division or CCC shall be entitled to a pro rated Award based upon the Covered Positions held during the Plan Year. As to each such Covered Position, the pro-ration shall be based upon the Award the individual would have received had he or she been in that Covered Position the entire year times a fraction the numerator of which is the number of days during the Plan Year the individual served in such position and the denominator of which is 365.

         Eligible Employees in this Plan shall not be eligible to participate in any other Company incentive or sales commission plan unless authorized in writing by the Committee or the Compensation Committee.

         In order to be eligible for an Award under the Plan, an Eligible Employee must be actively employed in a Covered Position on the last day of the Plan Year.

         If as of the end of the Plan Year an Eligible Employee is on a Performance Improvement Plan ("PIP") due to job performance issues (e.g., a performance review rating of less than 7.0 (Level III)), then such individual shall not receive an Award or Awards to which he or she would otherwise be entitled to under the Plan, unless each of the following criteria are met:

         - The Company determines the individual has satisfactorily completed the PIP within 90 days following the commencement of the PIP; and

         - The Employee is employed in a Covered Position as of the date the PIP is satisfactorily completed.

7.       GRANTING OF AWARDS

                  (A) For each of the Company and the Divisions, there is a Threshold, Goal and Maximum financial objective. The Performance Targets are comprised of specified annual levels of one or more performance criteria that the Committee or Compensation Committee may deem appropriate, including, but not limited to, such matters as: earnings per share, net income, operating income, operating income as a percent of net sales, return on assets, return on investment or the like. In determining whether such Performance Targets have been achieved, the Committee may disregard or offset the effect of any special charges or gains or the cumulative effect of a change in accounting in determining the attainment of one or more Performance Targets.

                  (B) The Committee or the Compensation Committee, in consultation with the appropriate members of the Company's management, shall determine the percentage of Annual Base Earnings that each Eligible Employee shall be entitled to receive if Threshold, Goal or Maximum Performance Targets are achieved and if certain levels between Threshold and Goal (85%, 90%, 95%) or between Goal and Maximum, (i.e., 105%, 110% and 115% of Goal) are achieved. Eligible Employees shall be classified in one of four Bands. For each Band, a specified percentage of Annual Base Earnings shall form the basis upon which the Eligible Employee's total potential Award is based. The Bands and the applicable percentages of Annual Base Earnings upon which an Award is based depending upon performance shall be established



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         by the Committee or the Compensation Committee and may be weighted in order to incentivise maximum performance. Each Eligible Employee will be notified as to their potential Award. The master list of all Eligible Employees will be kept by the Human Resources Department. Eligible Employees who perform services primarily on behalf of a Division are eligible for Awards based upon the achievement of Performance Targets by the Company and by their Division.

                  (C) Each Eligible Employee shall also, in consultation with his or her manager, establish individual performance goals for the Plan year ("MBO's"). Such individual may be entitled to an Award based upon the achievement of the MBO's and also if the Company's financial performance or the Company's and the applicable Division's weighted financial performance meets or exceeds Threshold Performance Targets.

                  (D) After the completion of the Plan Year, the Committee and/or the Compensation Committee shall determine the level of achievement as compared to the pre-established Performance Targets. If Threshold for the Company or the applicable Division has not been achieved, there shall be no Awards pursuant to the Plan to the Eligible Employees covered thereby with respect to those Performance Targets unless determined otherwise by the Board. Financial performance in excess of Maximum will not result in any additional payments pursuant to the terms of the Plan.

                  (E) The Committee and/or the Board shall have complete discretion with respect to the determination of the attainment of the Performance Targets, the Eligible Employees to whom Awards shall be granted and the determination of eligibility. In the event of an acquisition or other significant events, the Committee may make appropriate adjustments to the Company's and/or the Division's Performance Targets.

8.       PAYMENT OF AWARDS

         Awards shall be made only after consultation with the Board or its Compensation Committee. Awards under the Plan shall be paid in cash generally within 75 days following the end of the Plan Year. The Plan shall at all times be entirely unfunded. No provision shall at any time be made with respect to segregating assets of the Company for payment of any distributions hereunder. No PARTICIPANT or any other person shall have any interest in any particular assets of the Company by reason of the right to receive an Award.

9.       TERMINATION OF EMPLOYMENT

         All potential awards under this Plan are forfeited if an employee's employment with the Company is terminated either voluntarily or involuntarily prior to the end of the Plan Year except due to death, disability or retirement.

10.      FORFEITURES

         If an Eligible Employee received an Award, FSI, by action of the Committee, will have the right and option (the "Repayment Right') to require the Employee or his or her legal representative to repay the Award if the Eligible Employee during the Plan Year or within twelve months thereafter (the "Applicable Period") (i) has engaged in competition with the Company that the Committee concludes is detrimental to the Company, (ii) has made an unauthorized disclosure of





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         material nonpublic or confidential information of the Company during the Applicable Period, (iii) has committed a material violation of any applicable business plans, policies or practices of the Company during the Applicable Period, or (iv) has engaged in conduct reflecting dishonesty or disloyalty to the Company during the Applicable Period.

         In addition, the Committee, may terminate the Eligible Employee's participation in the Plan if it determines that the Eligible Employee has engaged or intends to engage in the activities described in
         (i)-(iv) above.

         The decision to exercise the Repayment Right will be based solely on the judgment of the Committee, in its sole and complete discretion, given the facts and circumstances of each particular case.

         Such Repayment Right may be exercised by the Committee within 90 days after the Committee's discovery of an occurrence that entitles it to exercise its Repayment Right (but in no event later than 90 days after the end of the Applicable Period). Such Repayment Right will be deemed to be exercised upon the Company's mailing written notice of such exercise, postage prepaid, addressed to the Eligible Employee at the Eligible Employee's most recent home address as shown on the personnel records of the Company.

         Receipt of an Award by an Eligible Employee constitutes an agreement on the Eligible Employee's behalf and on behalf of the Eligible Employee's legal representative or permitted assigns, as the case may be, to deliver to the Company, on the date specified in such notice, which date will not be less than 10 nor more than 30 days after such notice, a certified or cashier's check for the amount of the Award for which the Repayment Right has been exercised.

11.      DEATH, DISABILITY OR RETIREMENT OF A ELIGIBLE EMPLOYEE

         In the event that a Eligible Employee dies, becomes permanently disabled or retires during the Plan Year, a prorated Award may be made. The prorated Award, if any, will be made based on the number of months actively employed during the Plan Year and such other criteria as the Committee shall determine.

12.      EMPLOYMENT

         Participation in this Plan does not confer or infer that an Eligible Employee has any right to continued employment with the Company. There is no employment agreement or right associated with participation in this Plan, nor does participation in this Plan restrict the Company's ability to terminate the employment of an Eligible Employee at any time for any reason.

13.      GOVERNMENT AND OTHER REGULATIONS

         The obligation of the Company to make payments or distributions under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be required.



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14.      TAX WITHHOLDING

         The Company shall have the right to deduct from all Awards any federal, state, local or foreign taxes as required by law to be withheld with respect to such cash payments. Tax withholding from the Award will be based on applicable withholding rates, unless the Participant submits a written request to have withholding at a different rate and such is permitted by law. All tax liabilities will remain the responsibility of the Eligible Employee.

15.      BENEFICIARIES

         Any payment due to a deceased Eligible Employee shall be made to the Eligible Employee's surviving spouse. If a Eligible Employee does not have a surviving spouse, payment shall be made to the Eligible Employee's legal representative.

16.      NON-TRANSFERABILITY

         No Award payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by the payee; and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void except, in the event of an Eligible Employee's death, to the Eligible Employee's surviving spouse or in the absence of a surviving spouse by will or the laws of descent and distribution. The Company shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to any distribution under the Plan.

17.      INDEMNIFICATION

         The members of the Board, its Compensation Committee and the Committee shall be defended, indemnified and held harmless by FSI against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by them in connection with or resulting from any claim, action, suit or proceeding to which they may be a party or in which they may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by them in satisfaction of judgment in any such action, suit or proceeding against them. They shall give FSI an opportunity, at its own expense, to handle and defend the same before they undertake to handle and defend it on their own behalf. The foregoing right of indemnification and defense shall not be exclusive of any other rights of indemnification to which they may be entitled under FSI's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the FSI may have to indemnify them or hold them harmless.

18.      RELIANCE ON REPORTS

         The Board, its Compensation Committee and the Committee shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and upon any other information furnished in connection with the Plan by any person or persons other than themselves. In no event shall they be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information or for any action taken, including the furnishing of information, or failure to act, if in good faith.




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19.      RELATIONSHIP TO OTHER BENEFITS

         No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company unless specifically so provided under such plan.

20.      TITLES AND HEADINGS

         The titles and headings of the section in the Plan are for convenience of reference only and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

21.      AMENDMENTS AND TERMINATION

         The Board may at any time terminate the Plan, and the Board or the Plan's Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part.

22.      RESERVATION OF RIGHTS AND GOVERNING LAW

         The Company reserves the right to implement new and different Incentive Plans each fiscal year. This Plan shall be interpreted and enforced in accordance with the laws of the State of Minnesota, without giving effect to conflict of law principles.

23.      SEVERABILITY

         If one or more provisions of this Plan, shall for any reason be determined to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision (or portions of the provisions) of this Plan and the invalid, illegal, or unenforceable provision shall be deemed replaced by a provision that is valid, legal, and enforceable and that comes closest to expressing the intention of the Company.



Monday, March 23, 1998





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